                                                                    Exhibit 11.2


                            PHOENIX TECHNOLOGIES LTD.

                        COMPUTATION OF EARNINGS PER SHARE
                        FULLY DILUTED EARNINGS PER SHARE

                                  Year ended September 30,

                                1995        1994         1993
                           ----------   -----------  ----------
Income from continuing
  operations               $8,815,000   $19,230,000  $3,565,000

Loss from discontinued
  operations                       --   (12,436,000)   (966,000)
                           ----------   -----------  ----------


Net income                 $8,815,000    $6,794,000   $2,599,000
                            ----------   -----------  ----------
                            ----------   -----------  ----------




Weighted average number
  of common shares
  outstanding               13,613,000    13,219,000  12,657,000

 Weighted average number
  of common equivalent
  shares (1)                 1,610,000     1,019,000   1,047,000
                            ----------   -----------  ----------
Weighted average number
  of common and common
  equivalent shares
  outstanding               15,223,000    14,238,000  13,704,000
                            ----------   -----------  ----------
                            ----------   -----------  ----------

Primary earnings per
share: (1)
 Continuing operations          $ 0.58        $ 1.37      $ 0.26
 Discontinued operations         (0.00)        (0.89)      (0.07)
                                ------        ------      ------
 Net Income                     $ 0.58        $ 0.48      $ 0.19
                                ------        ------      ------
                                ------        ------      ------
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